Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom llp 155 NORTH WACKER DRIVE CHICAGO, ILLINOIS 60606-1720 TEL: (312) 407-0700 FAX: (312) 407-0411 www.skadden.com
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September 14, 2022

Fortress Transportation and Infrastructure Investors LLC
1345 Avenue of the Americas, 45th Floor
New York, New York 10105

RE:          United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to each of Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (“FTAI”), and FTAI Finance Holdco Ltd., a Cayman Islands exempted company (the “Company”) and indirect subsidiary of FTAI, in connection with the Agreement and Plan of Merger, dated as of August 12, 2022 (the “Merger Agreement”), by and between the Company, FTAI, and FTAI Aviation Merger Sub LLC, a Delaware limited liability company direct wholly-owned subsidiary of the Company (“Mergerco”), which, among other things, provides for the merger of Mergerco into FTAI (the “Merger”), with FTAI surviving the Merger as a direct wholly-owned subsidiary of the Company, as described in the Registration Statement (File No. 333-266851) of the Company on Form S-4 filed on September 14, 2022, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Pursuant to the Merger, FTAI will be treated as a disregarded entity of the Company for U.S. federal income tax purposes, and each common share of FTAI, par value $0.01 per share, will be converted solely into the right to receive one share of common stock of the Company, par value $0.01 per share; each 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share of FTAI, par value $0.01 per share, will be converted solely into the right to receive one 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share of the Company, par value $0.01 per share; each 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share of FTAI, par value $0.01 per share, will be converted solely into the right to receive one 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share of the Company, par value $0.01 per share; and each 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Share of FTAI, par value $0.01 per share, will be converted solely into the right to receive one 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Share of the Company, par value $0.01 per share. This opinion is being delivered pursuant to Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

Fortress Transportation and Infrastructure Investors LLC
September 14, 2022

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, the representation letter of officers of FTAI, the Company, and Fortress Worldwide Transportation and Infrastructure General Partnership, a Delaware general partnership a direct subsidiary of FTAI (each a “Representation Party,” and together, the “Representation Parties”), delivered to us for purposes of this opinion (the “Representation Letter”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letter, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. We have assumed that the Representation Letter will be re-executed in substantially the same form by appropriate officers of the Representation Parties and that we will render our opinion in connection with the closing of the Merger, each on the date of the closing of the Merger.

In rendering our opinion, we have also assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement and the Representation Letter accurately reflect the facts relating to each of the Representation Parties and the Merger.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, warranties and agreements set forth in the documents referred to above, including those set forth in the Representation Letter, through the effective time of the Merger.  For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge, belief, intent or otherwise and that each of the representations made in the future tense by the Representation Parties in the Representation Letter will be accurate and complete at the time or times contemplated by such representation or certification. We also assume that we will deliver an opinion on the closing date of the Merger, at which time the representations in the Representation Letter will be reconfirmed.

Fortress Transportation and Infrastructure Investors LLC
September 14, 2022

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, it is our opinion that the Merger should be treated as a distribution of the Company’s shares by FTAI to its shareholders within the meaning of section 731(a) of the Code in which gain or loss is generally not recognized.

Notwithstanding our conclusion and as noted in the Registration Statement, shareholders may recognize income or gain as a result of the deemed distribution described below, and certain shareholders may recognize income, gain or loss in connection with the Merger as a result of their particular facts and circumstances, including as a result of the following:

•	Under section 752 of the Code and as a result of the Company's deemed assumption of FTAI liabilities for U.S. federal income tax purposes as a result of the Merger (the “Assumption”), each FTAI shareholder is treated as receiving a cash distribution from FTAI in the amount of such shareholder’s allocable share of FTAI’s liabilities. To the extent that such deemed distribution exceeds an FTAI shareholder's adjusted tax basis in its FTAI shares immediately prior to the Merger, it is generally treated as gain from the sale or exchange of its FTAI shares.

•
The Assumption constitutes a distribution treated as a dividend under section 301(c) of the Code from the Company to FTAI for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), except for the portion of such distribution that is treated as paid out of earnings and profits that have been previously taxed under subpart F of the Code. Thereafter, the distribution constitutes a return of capital to the extent of FTAI’s tax basis in the Company shares on which the distribution was made, and then as gain from the sale or exchange of such shares.

•
Under section 707(a) of the Code, a transfer of money or property by a partner to a partnership followed by a related transfer of property by the partnership to the partner is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. Under these rules, it is possible that (i) the Merger, together with contributions of cash to FTAI by any shareholders in the two years preceding the Merger, or (ii) the merger of Fortress Worldwide Transportation and Infrastructure General Partnership, a Delaware general partnership (“Holdco,” and such merger, the “Holdco Merger”), into the Company, together with any contributions of cash to Holdco by any partners in the two years preceding the Holdco Merger, could be treated as a sale of property to such contributing holders.

Fortress Transportation and Infrastructure Investors LLC
September 14, 2022

In addition, as described in the Registration Statement, the parties have engaged in other restructuring transactions prior to or in connection with the Merger, and such transactions may result in income, gains, or losses that are allocated to partners in FTAI.

Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the filing of the Registration Statement. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events.  No assurance can be given that future legislative, judicial or administrative changes or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We consent to the use of our name in the Registration Statement and with the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP